Exhibit 99.1

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Announces Retirement of Founder and Executive Chairman

Steven G. Anderson

ATLANTA, GA – (April 10,  2015) – CryoLife, Inc. (NYSE: CRY), a leading medical device and tissue processing company focused on cardiac and vascular surgery,  announced that Steven G. Anderson,  76,  Executive Chairman of the Board of Directors, has decided  to retire effective immediately.   As a result of his retirement, he will step down from all positions with the company and its subsidiaries, including as a member of the Board of Directors and Executive Officer of the company.  Pat Mackin,  President and CEO, has been appointed as the Chairman of the Board.

Mr. Mackin commented,  “Steve is a rare entrepreneur who started the company on his kitchen table in 1984, saw it through a public offering in 1993 and continued to lead it after it was listed on the NYSE.  Few people have the skills and energy to work effectively in those very different environments over a 30-year period.    Steve’s biggest contribution is the impact the company’s technologies have had on millions of cardiac and vascular patients around the world whose lives have been improved by the company he started.  We are extremely grateful for the leadership and commitment that Steve has provided to the company, first as founder and CEO, and most recently as Executive Chairman.   We wish him well in his retirement.”

Ronald D. McCall, Presiding Director, commented, “Steve had a vision for the future and started a small company to preserve human heart valves for future transplants.  He could see that the preservation of tissue would lead to many more people having transplants of human tissue heart valves.  Under his energetic leadership, CryoLife has grown into a very successful company helping many people here and abroad.  We thank Steve for his leadership.”

Mr. Mackin added, “We are excited to continue building on the strong foundation Steve has established and believe we are well positioned to accelerate the Company’s growth through new product launches, geographic expansion, and strategic business development opportunities.”

About CryoLife

CryoLife, Inc. is a leader in medical device manufacturing and distribution and in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries.  It operates throughout the U.S. and internationally.  CryoLife manufactures and distributes BioGlue® Surgical Adhesive, an FDA-approved adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in Europe for use in soft tissue repair and has received additional marketing approvals in several other countries throughout the world.  CryoLife’s BioFoam® Surgical Matrix is CE marked in Europe for use as an adjunct to hemostasis in cardiovascular surgery and on abdominal parenchymal tissues (liver and spleen) when control of bleeding by ligature or conventional methods is ineffective or impractical.  CryoLife distributes PerClot®, a powdered hemostat, in Europe and other select international countries.  CryoLife is conducting a pivotal clinical trial in the U.S. for potential FDA approval of the surgical version of PerClot.  CryoLife specializes in the treatment of coronary artery disease for severe angina using a laser console system and single-use, fiber-optic handpieces to perform a surgical procedure known as Transmyocardial Revascularization (TMR).  CryoLife markets the HeRO® Graft, which is a solution for end-stage renal disease in certain hemodialysis patients.  CryoLife distributes ProCol®, a natural biological graft derived from a bovine mesenteric vein that provides vascular access for end-stage renal disease hemodialysis patients, which is approved for sale in the U.S.  CryoLife also distributes PhotoFixTM Decellularized Bovine Pericardium, a proven, clinically effective tissue substitute that has undergone a dye-mediated photo-oxidation fixation process, is biocompatible without toxicity, and is derived from bovine pericardium, a material known for reliable consistency and strength with handling characteristics similar to autologous pericardium.  CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects.

For additional information about CryoLife, visit CryoLife’s website, www.cryolife.com.